THOMPSON PLUMB FUNDS, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of  the 24th day of January, 2008, to the Custody Agreement, dated as of  July 31, 2005, as amended August 2, 2006 (the "Agreement"), is entered by and between Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Corporation") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the Corporation and the Custodian desire to amend said Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit C of the Agreement, the series of funds, is hereby superseded and replaced with Exhibit C attached hereto.

Exhibit D of the Agreement, the fee schedule, is hereby superseded and replaced with Exhibit D attached hereto.

Article XIII, Sections 13.1 and 13.2 are hereby superseded and replaced with the following:

13.1	Effective Period. This Agreement shall become effective as of January 24, 2008 and will continue in effect for a period of three (3) years ending September 1, 2009.

13.2
Termination.  Subsequent to the initial three-year term, this Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Trust may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON PLUMB FUNDS, INC.	U.S. BANK, N.A.

By: /s/ John W. Thompson	By: /s/ Michael R. McVoy

Name: John W. Thompson	Name: Michael R. McVoy

Title: Chief Executive Officer	Title: Vice President

Exhibit C

to the Custody Agreement – Thompson Plumb Funds, Inc.

Separate Series of Thompson Plumb Funds, Inc.

Name of Series	Date Added
Thompson Plumb Growth Fund	2/10/92
Thompson Plumb Bond Fund	2/10/92
Thompson Plumb MidCap Fund	3/31/08

Exhibit D
to the Custody Agreement – Thompson Plumb Funds, Inc.

Fee Schedule

DOMESTIC CUSTODY SERVICES – Thompson Plumb Funds, Inc. FEE SCHEDULE from 3/31/08 to 9/1/09

Annual Fee Based Upon Market Value Per Fund
2 basis points
1 basis point on fund assets when fund complex reaches 1 billion

Portfolio Transaction Fees
$  4.00 per book entry DTC transaction
$  4.00 per principal paydown
$  6.00 per short sale
$  7.00 per US Bank repurchase agreement transaction
$  8.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$15.00 per mutual fund trade
$25.00 per physical security transaction
$  8.00 per Cedel/Euroclear transaction
$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$  6.00 per Fed Wire
$15.00 per margin variation Fed wire
$150.00 per segregated account per year

•      A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•      Overdrafts – charged to the account at prime interest rate plus 2.
•      Plus out-of-pocket expenses, and extraordinary expenses based upon complexity, including items such as shipping fees or transfer fees.

Fees are billed monthly.

Exhibit D (continued)

to the Custody Agreement – Thompson Plumb Funds, Inc.

Fee Schedule

CHIEF COMPLIANCE OFFICER SUPPORT SERVICES FEE SCHEDULE from 3/31/08 through 9/1/09

Chief Compliance Officer Support Services
U.S, Bancorp provides support to the Chief Compliance Officer (CCO) of each fund serviced either by U.S. Bancorp Fund Services, LLC or Quasar Distributors, LLC.  Indicated below are samples of functions performed by USBFS in this CCO support role:
•      Business Line Functions Supported
•      Fund Administration and Compliance
•      Transfer Agent and Shareholder Services
•      Fund Accounting
•      Custody Services
•      Securities Lending Services
•      Distribution Services
•      Daily Resource to Fund CCO, Fund Board, Advisor
•      Provide USBFS/USB Critical Procedures & Compliance Controls
•      Daily and Periodic Reporting
•      Periodic CCO Conference Calls
•      Dissemination of Industry/Regulatory Information
•      Client & Business Line CCO Education & Training
•      Due Diligence Review of USBFS Service Facilities
•      Quarterly USBFS Certification
•      Board Meeting Presentation and Board Support
•      Testing, Documentation, Reporting

Annual Fee Schedule*
•      $1,200 per service per year

Fees are billed monthly.
*Subject to annual CPI increase, Milwaukee MSA.